SECURITIES AND EXCHANGE COMMISSION
                             Washington, D. C. 20549



                                    FORM 8-K



                                 CURRENT REPORT


                     Pursuant to Section 13 of 15(d) of the
                         Securities Exchange Act of 1934


         Date of Report (Date of earliest event reported): June 4, 1997



                          FORTUNE PETROLEUM CORPORATION
             (Exact name of Registrant as specified in its charter)



         Delaware                     1-12334                   95-4114732
(State or other jurisdiction        (Commission               (IRS Employer
    of incorporation)               File Number)            Identification No.)



           515 W. Greens Road, Suite 720, Houston, Texas    77067
           ------------------------------------------------------
             (Address of principal executive offices)    (Zip Code)


       Registrant's telephone number, including area code: (281) 872-1170 Registrant's telecopier number, including area code: (281) 872-1213



                                       N/A
          (Former name or former address, if changed since last report)




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ITEM 5.  OTHER EVENTS


        Fortune Petroleum Corporation ("Fortune"), effective June 4, 1997, exercised its right under the February 13, 1995 exploration agreement between it and Zydeco Exploration, Inc. to have all unexpended capital contributions returned to Fortune. Under the terms of the agreement, Fortune has contributed a total of $4,800,000 for the leasing of acreage, the payment of lease rentals, the acquisition and processing of seismic data, and other specified related expenses over leads and prospects developed by Zydeco in the Transition Zone and Timbalier Trench areas of offshore Louisiana. At March 31, 1997, approximately $2,238,000 remained unspent.

        Fortune is entitled to the return of the balance of the unspent funds, after a reserve has been established for any allowable expenses which may have been incurred but unpaid prior to the time of Fortune's election. Fortune will thereafter retain its current undivided 50% working interest in and to each of the existing exploration prospects to which the exploration agreement currently applies, subject to a possible reduction of interest under certain circumstances. Fortune does not believe that any reduction in interest which might occur as the result of the terms of the agreement will be material to any individual exploration prospect, since it has never intended to retain a full 50% working interest in any of these prospects for drilling purposes.



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



                                    SIGNATURE


        Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



                                            FORTUNE PETROLEUM CORPORATION



                                            By:   /s/ Dean W. Drulias
                                                 -------------------------------
                                                 Dean W. Drulias
                                                 Executive Vice President and
                                                   General Counsel


Date:  June 16, 1997